EXHIBIT 99.11

Guardian 8 Corporation Provides Operations Update

SCOTTSDALE, AZ--(Marketwired - Jul 30, 2013) -  Guardian 8 Corporation, the wholly owned operating subsidiary of Guardian 8 Holdings (OTCQB: GRDH), a provider of enhanced non-lethal [ENL] protection devices, announced the completion of the research and development phase of its innovative Pro V2 personal security device. The Pro V2 has passed all of the company's product specifications testing and the company has received the first 120 unit product run from its manufacturer.

This initial production run was conducted to validate the manufacturing process (quality, consistency, and functionality). CEO Steve Cochennet stated, "We are excited to have reached these milestones toward the delivery of the Pro V2 to the market. In early July the bulk of these units were deployed to approximately 50 of the hundreds of corporate prospects that have already expressed interest in receiving or evaluating the device."

Cochennet went on to say, "We are already receiving orders from the security departments in the hospital, insurance and real estate industries. The company is scheduled to receive another 1,800 units in August. These units will be disseminated to the remaining interested prospects in our database and used to begin filling additional orders."

On a separate note, COO Paul Hughes added, "With the assistance of several security industry training professionals, the product training manual is near completion and we plan to begin training seminars domestically in September of this year. In addition, we have already received interest in distribution from countries in Central and South America, Africa, Europe and Israel."

About Guardian 8 Holdings

Guardian 8 Holdings, through its wholly owned operating subsidiary, Guardian 8 Corporation, is the developer and manufacturer of the G8 Personal Defense Device, a unique and innovative product which combines eight non-lethal technologies designed to prevent and protect an individual from aggressors and assailants, while notifying law enforcement or others of the situation. The small, easy to use hand-held unit integrates an alerting siren, LED strobe light, laser spotter, camera, microphone, emergency notification, and pepper spray. The company plans to market their personal defense solution to professional security organizations, as well as individuals and families. To learn more about the company and its device, visit www.Guardian8.com.

Forward-Looking Statements:

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21B of the Securities Exchange Act of 1934, as amended. Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, goals, assumptions or future events or performance are not statements of historical fact and may be "forward-looking statements." Such statements are based on expectations, estimates and projections at the time the statements are made that involve a number of risks and uncertainties which could cause actual results or events to differ materially from those presently anticipated. Such statements involve risks and uncertainties, including but not limited to: any implied or perceived benefits of the Pro V2 device; actual interest in the Pro V2 device; the actual number of units to be received; Guardian 8's and its subsidiaries' business prospects; the ability of Guardian 8 to execute its business plan; benefits of the Pro V2 device; any other effects resulting from the information disclosed above; risks and effects of legal and administrative proceedings and government regulation; future financial and operational results; competition; general economic conditions; and the ability to manage and continue growth. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.

Important factors that could cause actual results to differ materially from the forward-looking statements Guardian 8 makes in this press release include market conditions and those set forth in reports or documents it files from time to time with the SEC. Guardian 8 undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:
Paul Hughes
COO
Guardian 8 Corporation
15230 N. 75th St., Suite 1002
Scottsdale, AZ 85260
Direct Line: (480) 426-1011